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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                 SCHEDULE TO-I/A
                                (AMENDMENT NO. 1)
                                  (RULE 13e-4)
            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

                        BINDVIEW DEVELOPMENT CORPORATION
         (NAME OF SUBJECT COMPANY (ISSUER) AND FILING PERSON (OFFEROR))

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        CERTAIN OPTIONS TO PURCHASE COMMON STOCK, NO PAR VALUE PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

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                                   090327 10 7
                      (CUSIP NUMBER OF CLASS OF SECURITIES)
                            (UNDERLYING COMMON STOCK)

                            ------------------------

                                EDWARD L. PIERCE
                             CHIEF FINANCIAL OFFICER
                        BINDVIEW DEVELOPMENT CORPORATION
                           5151 SAN FELIPE, 25TH FLOOR
                              HOUSTON, TEXAS 77056
                                 (713) 561-4000
(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
                   COMMUNICATIONS ON BEHALF OF FILING PERSON)

                                    COPY TO:
                               ROBERT F. GRAY, JR.
                           FULBRIGHT & JAWORSKI L.L.P.
                            1301 MCKINNEY, SUITE 5100
                              HOUSTON, TEXAS 77010
                                 (713) 651-5151

                            CALCULATION OF FILING FEE

         TRANSACTION VALUATION*                    AMOUNT OF FILING FEE*
              $794,007.09                                 $64.24

* The "transaction valuation" was calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 999,883 shares of common stock of BindView Development Corporation, having an aggregate value of $794,007.09 , will be exchanged pursuant to the exchange offer made December 3, 2002, following the expiration of this rescission offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The aggregate value of each option to purchase one share of Common Stock of BindView Development Corporation is $0.7941. The filing fee was calculated as $80.90 per $1,000,000 of the aggregate offering amount, pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended by Fee Rate Advisory #11, effective February 25, 2003.

[X] [ ] Check box if any part of the fee is offset as provided by Rule
        0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


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                         Amount Previously Paid: $64.24
                      Form or Registration No.: Schedule TO
                 Filing party: BindView Development Corporation
                            Date filed: May 30, 2003

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

     Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ]  third party tender offer subject to Rule 14d-1.

[X]  issuer tender offer subject to Rule 13e-4.

[ ]  going-private transaction subject to Rule 13e-3.

[ ]  amendment to Schedule 13D under Rule 13d-2.

     Check the following box if the filing is a final amendment reporting the results of the tender offer. [ ]

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                             INTRODUCTORY STATEMENT

         This Amendment No. 1 amends and supplements the Rescission Offer Statement on Schedule TO filed on May 30, 2003, relating to the exchange offer effected December 3, 2002 (the "Exchange Offer"), by BindView Development Corporation to exchange options to purchase shares of our common stock, no par value per share, held by eligible employees on the terms and subject to the conditions described in the Offer to Rescind the Exchange of Certain Outstanding Options for New Options, dated May 30, 2003 (the "Offer to Rescind the Exchange"), as amended.

ITEM 1.     SUMMARY TERM SHEET.

         Item 1 of the Schedule TO is hereby supplemented to add the following sentence:

The information set forth under "Summary Term Sheet" in the Amendment No. 1 to Offer to Rescind the Exchange of Certain Outstanding Options for New Options ("Amendment No. 1 to Offer to Rescind the Exchange") amending part of questions 1 and 33 is incorporated herein by reference.

ITEM 2.     SUBJECT COMPANY INFORMATION.

         Item 2 of the Schedule TO is hereby supplemented to add the following sentence:

(b) The information set forth in the Amendment No. 1 to Offer to Rescind the Exchange amending part of Section 5 ("Acceptance of Options for Exchange and Issuance of New Options") is incorporated herein by reference.


ITEM 4.     TERMS OF THE TRANSACTION.

         Item 4 of the Schedule TO is hereby supplemented to add the following sentence:

(a) The information set forth in the Amendment No. 1 to Offer to Rescind the Exchange amending parts of Section 4 ("Withdrawal Rights"),
            Section 5 ("Acceptance of Options for Exchange and Issuance of New Options"), and Section 6 ("Conditions of the Rescission Offer") is incorporated herein by reference.

ITEM 6.     PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

         Item 6 of the Schedule TO is hereby supplemented to add the following sentence:

(b) The information set forth in the Amendment No. 1 to Offer to Rescind the Exchange amending part of Section 5 ("Acceptance of Options for Exchange and Issuance of New Options") is incorporated herein by reference.


ITEM 12.    EXHIBITS

(a)(1)* Offer to Rescind the Exchange of Certain Outstanding Options for New Options, dated May 30, 2003.

(a)(2)      Notice to Withdraw from the Offer Form.

(a)(3)*     Email to Employees Announcing Offer to Rescind the Exchange.

(a)(4)*     Addendum for Employees in India.


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(a)(5)*     Confirmation of Election Email to Employees.

(a)(6) BindView Development Corporation Annual Report on Form 10-K for its fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission (the "Commission") on March 31, 2003, as amended on Form 10-K/A filed with the Commission on April 30, 2003, is incorporated herein by reference.

(a)(7) BindView Development Corporation Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, filed with the Commission on May 15, 2003.

(a)(8) Amendment No. 1 to Offer to Rescind the Exchange of Certain Outstanding Options for New Options, dated June 30, 2003.

(a)(9)      Election Form And Cancellation Agreement.

(a)(10) Form of Email to Employees Announcing Extension of Offer to Rescind the Exchange.

(a)(11) Form of Email to Eligible Employees of an Amendment to the Offer to Exchange.

(b)         Not applicable.

(d)(1)      Incentive to Stock Option Plan (incorporated by reference to Exhibit
            10.1 to the Form S-1).

(d)(2) Stock Option Plan (incorporated by reference to Exhibit 10.2 to the Form S-1).

(d)(3) 1997 Incentive Plan (incorporated by reference to Exhibit 10.3 to the Form S-1).

(d)(4) Omnibus Incentive Plan, as amended (incorporated by reference to Exhibit 10.2 to BindView's Annual Report on Form 10-K for the year ended December 31, 1999.

(g)         Not applicable.

(h)         Not applicable.

* Previously filed on Schedule TO filed with the Securities and Exchange Commission on May 30, 2003, and incorporated herein by reference.


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                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

                                           BINDVIEW DEVELOPMENT CORPORATION

                                           By: /s/ Edward L. Pierce
                                              ----------------------------------
                                              Edward L. Pierce
                                              Chief Financial Officer

Date: June 30, 2003


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                                Index to Exhibits

EXHIBIT
NUMBER                                 DESCRIPTION

(a)(1)* Offer to Rescind the Exchange of Certain Outstanding Options for New Options, dated May 30, 2003.

(a)(2)      Notice to Withdraw from the Offer Form.

(a)(3)*     Email to Employees Announcing Offer to Rescind the Exchange.

(a)(4)*     Addendum for Employees in India.

(a)(5)*     Confirmation of Election Email to Employees.

(a)(6) BindView Development Corporation Annual Report on Form 10-K for its fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission (the "Commission") on March 31, 2003, as amended on Form 10-K/A filed with the Commission on April 30, 2003, is incorporated herein by reference.

(a)(7) BindView Development Corporation Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, filed with the Commission on May 15, 2003.

(a)(8) Amendment No. 1 to Offer to Rescind the Exchange of Certain Outstanding Options for New Options, dated June 30, 2003.

(a)(9)      Election Form And Cancellation Agreement.

(a)(10) Form of Email to Eligible Employees Announcing Extension of Offer to Rescind the Exchange.

(a)(11) Form of Email to Eligible Employees of an Amendment to the Offer to Exchange.

(b)         Not applicable.

(d)(1)      Incentive to Stock Option Plan (incorporated by reference to Exhibit
            10.1 to the Form S-1).

(d)(2) Stock Option Plan (incorporated by reference to Exhibit 10.2 to the Form S-1).

(d)(3) 1997 Incentive Plan (incorporated by reference to Exhibit 10.3 to the Form S-1).

(d)(4) Omnibus Incentive Plan, as amended (incorporated by reference to Exhibit 10.2 to BindView's Annual Report on Form 10-K for the year ended December 31, 1999.

(g)         Not applicable.

(h)         Not applicable.

* Previously filed on Schedule TO filed with the Securities and Exchange Commission on May 30, 2003, and incorporated herein by reference.


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